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                                  Exhibit 11.1

                               SanDisk Corporation
              Statement Regarding Computation of Per Share Earnings
                (In thousands, except per share data; unaudited)

                                                   Three Months ended,      Nine Months ended,
                                                       September 30,           September 30,
                                                      1996        1995        1996        1995
                                                   -------     -------     -------     -------
Primary:
Net income ...................................     $ 3,643     $ 2,297     $10,102     $ 6,323
Computations of weighted average common
     and common equivalent shares outstanding:
     Weighted average common
        shares outstanding ...................      22,218       2,959      22,116       2,893
     Common equivalent shares from stock
        options and convertible preferred
        stock granted or issued during the
        twelve-month period prior to the
        Company's initial public offering ....        --         1,408        --         1,408
     Common stock options ....................       2,050       1,374       2,088       1,167
     Convertible preferred stock .............        --           227        --           227
                                                   -------     -------     -------     -------
Shares used in computing net income
     per share ...............................      24,268       5,968      24,204       5,695
                                                   =======     =======     =======     =======

Net income per share applicable
     to common stockholders ..................     $  0.15     $  0.38     $  0.42     $  1.11
                                                   =======     =======     =======     =======

Fully Diluted:
Net income ...................................     $ 3,643     $ 2,297     $10,102     $ 6,323
Computation of weighted average common
     and common equivalent shares outstanding:
     Weighted average common
        shares outstanding ...................      22,218       2,959      22,116       2,893
     Common equivalent shares from stock
        options and convertible preferred
        stock granted or issued during the
        twelve-month period prior to the
        Company's initial public offering ....        --         1,408        --         1,408
     Common stock options ....................       2,050       1,498       2,088       1,227
     Convertible preferred stock .............        --        14,665        --        14,665
                                                   -------     -------     -------     -------
Shares used in computing net income
     per share ...............................      24,268      20,530      24,204      20,193
                                                   =======     =======     =======     =======

Net income per share .........................     $  0.15     $  0.11     $  0.42     $  0.31
                                                   =======     =======     =======     =======

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